UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2007

OPTICAL CABLE CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-27022	54-1237042
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5290 Concourse Drive Roanoke, VA	24019
(Address of principal executive offices)	(Zip Code)

(540) 265-0690

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Signatures

Item 1.01.	Entry into a Material Definitive Agreement

On October 26, 2007, Optical Cable Corporation (the “Company”) amended its Commercial Loan Agreement, the term loan secured by certain real estate, with Valley Bank (the “Real Estate Loan”). The amendment provides that all of the material terms of the Real Estate Loan remain the same except that it extends the draw period on the loan until February 28, 2009.

The Company is able to borrow up to $6.5 million under the terms of the Real Estate Loan. To the extent the Company has borrowings under the Real Estate Loan, principal and interest payments will be calculated based on a 25 year amortization. The unpaid balance, if any, on any advances under the Real Estate Loan will be due October 1, 2011. Payments on the Real Estate Loan will be for both principal and interest and will be due monthly. The Real Estate Loan bears interest at a fixed rate of 7.50% and is secured by a first deed of trust on the Company’s real property. As of October 26, 2007 there was no outstanding balance under the Real Estate Loan.

There are no material relationships between the Company or any of its affiliates and Valley Bank relating to the Real Estate Loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTICAL CABLE CORPORATION

By:	/s/ TRACY G. SMITH
Name:	Tracy G. Smith
Title:	Vice President and Chief Financial Officer

Dated: October 30, 2007